UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT December 21, 1998

                             Commission file number:
                                    333-26269

                           INTERNATIONAL ISOTOPES INC.
             (Exact name of registrant as specified in its charter)

       Texas                                              74-2763837
(State of incorporation)                     IRS Employer Identification Number)

3100 Jim Christal Rd                                                    76207
Denton, Texas                                                         (Zip Code)
(Address of principal executive offices)


                                  940-484-9492
              (Registrant's telephone number, including area code)

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Page 2

Item 7. Financial Statements and Exhibits

        (c) Exhibits


        9.1  Registration and Warrant Agreement

        9.2  Press release related to Private Placement dated December 15, 1998



Item 9. Sales of Equity Securities Pursuant to Regulation S.

On December 7, 1998, the Company completed a private placement of units of its equity securities, each unit consisting of 16,000 shares of Common Stock and three (3) year Warrants for the purchase of an additional 16,000 shares of Common Stock. A total of 832,000 shares of Common Stock (plus Warrants to purchase an additional 832,000 shares) were sold as of December 7. The Company has reserved the right to accept additional subscriptions pursuant to the private placement.

The private placement was managed by the Company and Keane Securities Co., Inc. and the securities were sold to Company management, directors, several existing shareholders and other accredited investors.

The securities were offered at $200,000 per unit (the equivalent of $12.50 per share), and resulted in gross proceeds of $10,400,000. Commissions of 6% were paid to broker/dealers for all securities sold by them. No commissions were paid on securities sold by the Company. A total of $204,000 in commissions were paid resulting in net proceeds to the Company of $10,196,000.

The securities, including the underlying Warrants, were not registered with the SEC in reliance upon the exemption from registration contained in Section 4(2) of the 1933 Act and Rule 506 of Regulation D promulgated thereunder, as well as similar exemptions contained in the securities laws, rules and regulations of the applicable states.

The Warrants grant the holders the right to purchase, at any time from December 7, 1998 until 5:30 P.M., central time, on November 30, 2001, up to an aggregate of 832,000 shares of Common Stock at an exercise price of $13.75 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           International Isotopes Inc.
                                    (Registrant)


                           By:     /s/ Joan Gillett
                                   ------------------------------------------
                                   Joan Gillett, CPA
                                   Chief Financial Officer

                           By:      /s/ Ira Lon Morgan, Ph.D.
                                   ------------------------------------------
                                   Ira Lon Morgan, Ph.D.
                                   Chairman of the Board
Date:  December 21, 1998